UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2005 (February 16, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2005, we entered into a Convertible Bond Sale and Purchase Agreement with Axess Telecom Co., Ltd., a Korean corporation, for the purchase of a convertible bond, par value KRW 1,000,000,000 (approximately US $975,000). Our purchase of the convertible bond satisfies our obligations under the Memorandum of Understanding entered into between us and Axess Telecom on October 14, 2004 in connection with the settlement of a lawsuit Axess Telecom filed against us in Korea.

The convertible bond has a three-year maturity, accrues interest at the rate of 8% per annum, pays interest quarterly, and provides that all payments are made in Korean won. The convertible bond may be prepaid without penalty and is secured by all the assets of Axess Telecom. After one year the convertible bond may be converted, at our election, into shares of common stock of Axess Telecom at the conversion rate of KRW 2,550 per share (as adjusted for stock splits, stock dividends and certain stock issuances). The common stock of Axess Telecom is quoted on the Korean KOSDAQ stock market.

The Agreement also requires Axess Telecom to cease the use of the “Axess”, “Axess Telecom”, “Axesstel” and other trademarks confusingly similar to “Axess” within sixty days.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

10.1 Convertible Bond Sale and Purchase Agreement, dated February 16, 2005, between Axess Telecom Co., Ltd. And Axesstel, Inc.

10.2 Amendment to Convertible Bond Sale and Purchase Agreement, dated February 17, 2005, between Axess Telecom Co., Ltd. And Axesstel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Vice President, Controller

Date: February 22, 2005